Exhibit 10.1

SEVERANCE AND CHANGE IN CONTROL PROTECTION AGREEMENT
THIS SEVERANCE AND CHANGE IN CONTROL PROTECTION AGREEMENT (this "Agreement") is made and entered into as of the 25th day of July, 2017 by and between CalAtlantic Group, Inc., a Delaware corporation (the "Company") and [EXECUTIVE] (the "Executive").
WHEREAS, the Executive has made and is expected to make a major contribution to the profitability, growth and financial strength of the Company;
WHEREAS, the Company considers the continued availability of the Executive's services, managerial skills and business experience to be in the best interest of the Company and its stockholders and desires to assure the continued services of the Executive on behalf of the Company;
WHEREAS, the Executive is willing to remain in the employ of the Employer upon the understanding that the Employer will provide him or her with income security and health benefits in accordance with the terms and conditions contained in this Agreement; and
WHEREAS, the Executive and the Company desire to replace and supersede any existing severance and/or change in control agreement between the Executive and the Company (or any predecessor) with this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary:
1.01    "Annual Compensation Amount" shall mean the sum of (i) the Executive's annual base salary for the year in which the Date of Termination occurs (ignoring for this purpose any reduction that would constitute grounds for a Good Reason resignation), and (ii) the Bonus Amount.
1.02    "Board" shall mean the Board of Directors of the Company.
1.03    "Bonus Amount" shall mean (i) if Section 3.01 applies, the Executive's actual annual cash bonus earned by the Executive for the calendar year immediately preceding the calendar year in which the Date of Termination occurs or (ii) if Section 3.02 applies, the Executive's target annual cash bonus for the calendar year in which the Date of Termination occurs.
1.04    "Cause" shall mean the occurrence or existence of any of the following with respect to the Executive:
(a)    the Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved;
(b)    whether prior to or subsequent to the date hereof, the Executive's willfully engaging in dishonest or fraudulent actions or omissions which results directly or indirectly in any demonstrable material financial or economic harm to the Company or its affiliates;
(c)    the Executive's willful breach or willful and habitual neglect of his or her material duties, and such breach or neglect remains uncured for a period of thirty (30) days after written notice from the Company;
(d)    the repeated non-prescription use of any controlled substance which in the Board's reasonable determination renders the Executive unfit to serve in his or her capacity as an officer or employee of the Company or its affiliates; or
(e)    the Executive's intentional or reckless destruction of substantial property or assets of the Company or its affiliates.
The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a Notice of Termination and a certified copy of a resolution of the Board adopted by the affirmative vote of not less than a majority of the entire membership of the Board (other than the Executive if he or she is a member of the Board at such time) at a meeting called and held for that purpose and at which the Executive was given an opportunity to be heard, finding that the Executive was guilty of conduct constituting Cause based on reasonable evidence, specifying the particulars thereof in detail.  For purposes hereof, no act or failure to act on the Executive's part shall be considered "willful" unless done or omitted to be done by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.
1.05    "Change in Control" shall mean the occurrence of any of the following:
(a)    any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or group of persons acting in concert (other than the Company or any subsidiary thereof or any employee benefit plan of the Company or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of the Company's capital stock) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act except that a person shall also be deemed the beneficial owner of all securities which such person has a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors ("voting stock");
(b)    during any period subsequent to the date of this Agreement, a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board or those persons who are nominated as new directors by a majority of the current directors or their successors who have been so nominated;
(c)    there shall be consummated any merger, consolidation (including a series of mergers or consolidations), or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (meaning assets representing fifty percent (50%) or more of the net tangible assets of the Company and its subsidiaries, taken as a whole, or generating fifty percent (50%) or more of the operating cash flow of the Company and its subsidiaries, taken as a whole, in each case measured over the Company's last four full fiscal quarters), or any other similar business combination or transaction, but excluding any business combination or transaction which would result in the holders of the Company's voting stock outstanding immediately prior thereto continuing to hold (either by ownership of such voting stock or by such voting stock being converted into voting stock of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting stock of the Company (or such surviving entity) outstanding immediately after giving effect to such business combination or transaction;
(d)    the adoption of any plan or proposal for the liquidation or dissolution of the Company; or

(e)    the occurrence of any other event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act as in effect on the date hereof.
For the avoidance of doubt, the acquisition of additional interests in the Company or assets of the Company by MP CA Homes LLC or any affiliate thereof shall not be deemed to result in a Change in Control.
1.06    "Code" shall mean the Internal Revenue Code of 1986, as amended.
1.07    "Company" shall mean CalAtlantic Group, Inc., a Delaware corporation, and, as permitted by Section 9.04, its successors and assigns.
1.08    "Date of Termination" shall mean the earliest to occur of the following events: (a) if the Executive's employment is terminated by his death, the date of the Executive's  death, (b) if the Executive's employment is terminated due to a Disability, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his or her duties on a full-time basis during such period), (c) if the Executive's employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination, and (d) if the Executive's employment is terminated for any other reason, fifteen (15) days after delivery of the Notice of Termination unless otherwise agreed by the Executive and the Company.
1.09    "Disability" shall mean if, as a result of the Executive's injury, illness or other physical or mental impairment, the Executive shall have been unable to perform his or her material duties with the Employer on a full-time basis for four (4) months of any consecutive six (6) month period due to a condition that is reasonably expected to last at least twelve (12) months.  Any determination of Disability shall be made by the Company in good faith.
1.10    "Effective Date" shall mean the date hereof.
1.11    "Employer" shall mean the Company or its subsidiary employing Executive, provided however, that nothing contained herein shall prohibit the Company or another of its subsidiaries from fulfilling any obligation of the employing entity to the Executive hereunder and for purposes of this Agreement any such action will be deemed the act of the Employer, and provided further that for purposes of calculating tenure with Employer, time employed by the Company or any of its subsidiaries shall be considered tenure with the Employer.
1.12    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
1.13    "Good Reason" shall mean the occurrence of any of the following without the Executive's express written consent following a Change in Control:
(a)            (i)    the assignment to the Executive of any duties materially and adversely inconsistent with the Executive's positions, duties, responsibilities and status;
(ii)    a material adverse alteration in the nature of the Executive's reporting responsibilities, titles, or offices with Employer, or
(iii)    any removal of the Executive from, or any failure to reelect the Executive to, any positions held by the Executive immediately prior to the Change in Control, except in connection with a termination of the employment of the Executive for Cause, Disability, or as a result of the Executive's death or by the Executive other than for Good Reason;
(b)    a reduction by the Employer in the Executive's base salary;
(c)    a (i) reduction in the Executive's target annual cash bonus opportunity or equity incentive opportunity (provided, however, that if either the target annual cash bonus opportunity or equity incentive opportunity is reduced but the aggregate of such opportunities is not reduced, this subparagraph (c)(i) shall not apply), or (ii) material reduction in the aggregate value of the employee benefits made available to the Executive;
(d)    any material breach by the Company of any provision of this Agreement or any other material agreement between the Company and the Executive; or
(e)    the requirement by the Employer that the Executive's principal place of employment be relocated more than thirty-five (35) miles from his or her place of employment prior to the Change in Control, or that the Executive must travel on the Employer's business to an extent materially greater than the Executive's customary business travel obligations prior to the Change in Control.
Notwithstanding the foregoing, (i) across-the-board reductions in total compensation of all full-time Company employees by no more than 15% that apply to the Executive on the same basis as to all other such employees shall not result in Good Reason under paragraph (b) or (c) hereof, and  (ii) the Executive will not be deemed to have "Good Reason" to terminate the Executive's employment hereunder unless (x) the Executive provides the Board with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, (y) the Company is given a period of thirty (30) days following receipt of such written notice to cure the applicable Good Reason condition, if susceptible to cure, and (z) the Executive actually terminates employment within ninety (90) days following the expiration of the Company's thirty (30)-day cure period.  If the Executive does not so terminate, any claim of such circumstances of "Good Reason" shall be deemed irrevocably waived by the Executive.
In addition, it shall not constitute Good Reason solely because the Company places the Executive on "garden leave" for a period of up to thirty (30) days (i) during the period described in (y) of the immediately-preceding paragraph during which time the Company determines whether the grounds for such Good Reason resignation exist or (ii) while the Company determines whether it has "Cause" to terminate the Executive's employment; provided that, during such period, the Company shall continue to provide the Executive the base salary, employee benefits and other compensation that would otherwise be payable to the Executive during such period as an active employee.
1.14    "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.
1.15    "Pro Rata Bonus" shall mean the product of (a) the greater of (i) the Executive's target annual cash bonus for the calendar year preceding the calendar year in which the Change in Control occurred or (ii) the Executive's target annual cash bonus for the calendar year in which the Date of Termination occurs, and (b) a fraction, (x) the numerator of which is the number of days up to and including the Date of Termination in the calendar year in which the Date of Termination occurs, and (y) the denominator of which is 365.
1.16    "Termination of Employment" shall mean the time when the employee-employer relationship between the Executive and the Employer is terminated for any reason, voluntarily or involuntarily, with or without Cause, including, without limitation, a termination by reason of resignation, discharge (with or without Cause), Disability, death or retirement, but excluding terminations where there is a simultaneous re-employment by the Company or a subsidiary of the Company; provided that such event constitutes a "separation from service" within the meaning of Section 409A of the Code.
2.    Term.  This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the second anniversary of the Effective Date.  Notwithstanding the foregoing, on each anniversary of the Effective Date, the term of this Agreement automatically shall be extended for one additional year, unless not less than thirty (30) days prior to such anniversary the Company notifies the Executive in writing that it does not wish to extend the term of this Agreement; provided, however, that no such notice of non-extension may be given during the two-year period following the consummation of a Change in Control.

3.    Termination of Employment of Executive.
3.01    Termination by Company without Cause Outside Change in Control Context.  If the Employer terminates the Executive's employment without Cause (other than due to death or Disability) before a Change in Control or more than two (2) years after a Change in Control (provided, that if the Termination of Employment occurs prior to a Change in Control but after a definitive agreement that, if consummated, would effect a Change in Control is entered into and at the request of the acquiror, Section 3.02 shall apply), the Company shall provide the Executive the following benefits, subject to Section 3.05:
(a)    The Company shall pay the Executive a lump sum cash payment on the 30th day following the Date of Termination an amount equal to one and one-half times the Executive's Annual Compensation Amount.
(b)    The Company shall pay the Executive an amount equal to the product of (i) the annual cash bonus the Executive would have been paid for the calendar year in which the Date of Termination occurs had the Executive remained employed through the date of payment (and based on actual Company performance over the entire calendar year), and (ii) a fraction, the numerator of which is the number of days in such calendar year from January 1 through the Date of Termination, and the denominator of which is 365, with such amount to paid at the same time annual bonuses for such calendar year are paid to executives generally, and in all events no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.
 (c)    If the Executive elects COBRA continuation coverage, the Company shall pay the entire premiums for such coverage for the Executive and the Executive's qualified dependents until the earlier of (i) when such coverage is no longer legally required under COBRA or (ii) 18 months following the Date of Termination (provided, however, that if the Company's payment of the cost of such coverage would result in an excise tax on the Company pursuant to the Patient Protection and Affordable Care Act or other penalty to the Company, the Company shall instead pay the amount of such premiums to the Executive in cash on a monthly basis).
(d)    The Company shall pay directly to an outplacement service provider selected by the Executive or reimburse the Executive for the cost of outplacement services, in each case, for up to a period of one year following the Date of Termination and in an amount not to exceed $50,000.
(e)    Any equity awards shall be treated as specified in the applicable plan and award agreement.
3.02    Termination by Company without Cause or Resignation by Executive for Good Reason in Change in Control Context.  If the Employer terminates the Executive's employment without Cause (other than due to death or Disability) or the Executive resigns for Good Reason, in either case within two (2) years following a Change in Control, or the Termination of Employment without Cause occurs prior to a Change in Control, but after a definitive agreement that, if consummated, would effect a Change in Control is entered into and at the request of the acquiror, the Company shall provide the Executive the following benefits, subject to Section 3.05:
(a)    The Company shall pay the Executive a lump sum cash payment on the 30th day following the Date of Termination in an amount equal to the sum of (A) two times the Executive's Annual Compensation Amount, and (B) a Pro Rata Bonus.
(b)    For a period of two year(s) following the Date of Termination, the Company shall provide the Executive and the Executive's qualified beneficiaries, at the Company's sole cost, the same medical, dental and vision benefits provided to its active executive officers (provided, however, that if the Company's provisions of such coverage would result in an excise tax on the Company pursuant to the Patient Protection and Affordable Care Act or other penalty to the Company, the Company shall instead pay an amount equal to the cost to the Company of providing such coverage to the Executive in cash on a monthly basis over such two-year period).  Such coverage shall not be deemed to constitute "alternative coverage" for purposes of COBRA.
(c)    All of Executive's equity awards outstanding immediately prior to the Date of Termination shall fully vest and, to the extent relevant, become exercisable.  Each stock option and stock appreciation right held by the Executive shall remain exercisable for the shorter of one (1) year following the Date of Termination or the maximum term of such option or stock appreciation right.
(d)    The Company shall pay directly to an outplacement service provider selected by the Executive or reimburse the Executive for the cost of outplacement services, in each case, for up to a period of one year following the Date of Termination and in an amount not to exceed $50,000.
3.03    Termination Due to Death or Disability.  If the Executive's employment terminates due to death or Disability:
(a)    The Executive (or, as applicable, the Executive's estate) shall be paid an amount equal to the product of (i) the annual cash bonus the Executive would have been paid for the calendar year in which the Date of Termination occurs had the Executive remained employed through the date of payment (and based on actual Company performance over the entire calendar year), and (ii) a fraction, the numerator of which is the number of days in such calendar year from January 1 through the Date of Termination, and the denominator of which is 365.  Such amount shall be paid to the Executive (or, as applicable, the Executive's estate) at the same time annual bonuses for such calendar year are paid to executives generally, and in all events no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.
(b)    Any equity awards shall be treated as specified in the applicable plan and award agreement.
3.04    Accrued Benefits.  Upon the Executive's Termination of Employment for any reason, in addition to any amounts that may be payable pursuant to Section 3.01, 3.02 or 3.03, the Executive shall receive from the Company payments for (i) any and all earned and unpaid portion of the Executive's then effective base salary (on or before the first regular payroll date following the Date of Termination); (ii) accrued but unused vacation/paid time-off; (iii) any and all unreimbursed business expenses (in accordance with the Company's reimbursement policy); and (iv) any other benefits the Executive is entitled to receive as of the Date of Termination under the employee benefit plans of the Company.  Such payments shall be made no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs (or such earlier date as required by applicable law and, with respect to (iv), at the time specified in the applicable employee benefit plan).
3.05    Release of Claims; Executive Covenants.  The payment and provision of the payments and benefits under Sections 3.01, 3.02 and 3.03 is conditioned upon and subject to the Executive's (or, as applicable, the Executive's estate's) execution of the Company's standard form of Release of Claims (the "Release of Claims") within twenty-one (21) days following the Date of Termination and the Executive (or, as applicable, the Executive's estate) not revoking such Release of Claims prior to the date such Release of Claims becomes irrevocable.  The payments and benefits described in Section 3.04 are not subject to a Release of Claims. In addition to the Release of Claims, the payment and provision of the payments and benefits under Sections 3.01 and 3.02 (but not Sections 3.03 and 3.04) is conditioned upon and subject to the Executive's compliance with the following covenants:
(a)    Non-Disparagement of Company. The Executive shall not disparage the Company, its officers, directors, employees, agents, subsidiaries, or affiliates, or publish, republish, comment upon, or otherwise disseminate any comments suggesting or otherwise accusing the Company or its agents or employees of any act of discrimination or misconduct.  Nothing in this provision shall be construed to prevent the Executive from giving truthful testimony pursuant to a valid subpoena or other legal process or from participating in any charges or claims filed with governmental agencies as set forth in the Release of Claims.
(b)    Confidentiality. The Executive acknowledges that in the course of the Executive's employment, certain confidential information has been disclosed to the Executive in confidence including, without limitation, factual and strategic information specifically related to the Company and its affiliates, customers and vendors ("Confidential Company Information"). Except when disclosure is authorized by the Company in writing or legally mandated, the Executive agrees to keep such Confidential Company Information confidential, not to make use of such information on the Executive's own behalf or for any other purpose.  Notwithstanding the forgoing, in accordance with the Defend Trade Secrets Act of 2016, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  For the avoidance of doubt, nothing in this Agreement prohibits the Executive from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation.

(c)    Non-Solicitation. Without the prior written consent of the Company, for a period of two (2) years following the Date of Termination, the Executive shall not, directly or indirectly, entice or solicit or seek to induce or influence any individual who is an employee or consultant of the Company or any of its affiliates to leave their employment or engagement with the Company or any of its affiliates.
 (d)    Corporate Opportunities.  Without the prior written consent of the Company, for a period of two (2) years following the termination of the Executive's employment, the Executive will not use Confidential Company Information to solicit, accept or participate in any business opportunities or transactions made known to the Executive in the Executvie's capacity as an employee of, or as a result of the Executvie's employment by, the Company.
(e)    Equitable Relief. The Executive agrees that the Executive's violation, or threatened violation, of subsections (a)-(d) above would cause irreparable damage to the Company and its affiliates, and as such, that the Company shall be entitled to seek an injunction prohibiting the Executive from any such violation or threatened violation.
3.06    Notice of Termination.  Any termination of the Executive's employment by the Employer or by the Executive (other than termination based on the Executive's death) shall be communicated by the terminating party in a Notice of Termination to the other party hereto.
3.07    Limitation on Certain Payments.
(a)    In the event the Company reasonably determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement constitute "parachute payments" under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute "parachute payments" (collectively, the "Parachute Amount") exceeds 2.99 times the Executive's "base amount", as defined in Section 280G(b)(3) of the Code (the "Executive Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the "Reduced Amount"); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Company), that (x) the aggregate present value of the consideration, compensation and benefits is at least one hundred ten percent (110%) of 2.99 times the Executive Base Amount, and (y) without such reduction the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon the Executive's receipt of the Reduced Amount.
(b)    If the determination made pursuant to Section 3.07(a) results in a reduction of the payments that would otherwise be paid to the Executive except for the application of Section 3.07(a), the amounts payable or benefits to be provided to the Executive shall be reduced such that the reduction of compensation to be provided to the Executive is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).
(c)    As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 3.07(a) ("Overpayment") or that additional payments which are not made by the Company pursuant to Section 3.07(a) should have been made ("Underpayment").  In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by the Executive to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly (and in all events no later than December 31 of the calendar year following the calendar year in which the applicable tax is remitted) paid by the Company to or for the benefit of the Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
4.    No Mitigation.  The Executive shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any cash payments or benefit provided under this Agreement be reduced by any compensation or benefit earned by the Executive after his Date of Termination (except as provided with respect to COBRA coverage in Section 3.01(c) above).  Notwithstanding the foregoing, if the Executive is entitled, by operation of any applicable law, to unemployment compensation benefits or benefits under the Worker Adjustment and Retraining Act of 1988 (known as the "WARN" Act) in connection with the termination of his or her employment in addition to those required to be paid to him or her under this Agreement, then to the extent permitted by applicable statutory law governing severance payments or notice of termination of employment, the Company shall be entitled to offset the amounts payable hereunder by the amounts of any such statutorily mandated payments.
5.    Limitation on Rights.
5.01    No Employment Contract.  This Agreement, including the recitals hereto, shall not be deemed to create a contract of employment between the Employer and the Executive and shall create no right in the Executive to continue in the Employer's employment for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Company or its subsidiaries, except as expressly set forth herein. Except as expressly set forth herein, this Agreement shall not restrict the right of the Employer to terminate the Executive's employment at any time for any reason or no reason, or restrict the right of the Executive to terminate his or her employment.
5.02    No Other Exclusions.  Except as provided in Section 9.02(b), this Agreement shall not be construed to exclude the Executive from participation in any other compensation or benefit programs in which he or she is specifically eligible to participate either prior to or following the execution of this Agreement, or any such programs that generally are available to other executive personnel of the Company, nor shall it affect the kind and amount of other compensation to which the Executive is entitled; provided, however, that if amounts are payable pursuant to Section 3.01 or 3.02 hereof, such amounts are in lieu of any amounts payable under any severance plan or policy.
6.    Legal Fees and Expenses.  If any dispute arises between the parties with respect to the interpretation or performance of this Agreement, the prevailing party in any arbitration or proceeding shall be entitled to recover from the other party its reasonable attorneys' fees, arbitration or court costs and other expenses incurred in connection with any such proceeding.  Amounts, if any, paid to the Executive under this Section 6 shall be in addition to all other amounts due to the Executive pursuant to this Agreement.
7.    Non-Alienation of Benefits.  Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Company.
8.    Executive Acknowledgment.  The Executive acknowledges that he or she has consulted with or has had the opportunity to consult with independent counsel of his or her choice concerning this Agreement, that he or she has read and understands this Agreement and is fully aware of its legal effect.
9.   Miscellaneous.
9.01   Duties on Termination.  Upon Termination of Employment of Executive for any reason, the Executive or his or her personal representative shall deliver promptly to the Company all equipment, notebooks, documents, memoranda, reports, files, books, keys, correspondence, lists or other written or graphic records, and the like, relating to the business of the Company or its subsidiaries, and all other property of the Company or its subsidiaries, which are then in the Executive's possession or his or her personal representative or under his or her control.

9.02    Entire Agreement.
(a)    This Agreement constitutes the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements (including, without limitation, any Severance and/or Change in Control Agreement previously in effect), negotiations and discussions between the parties hereto and/or their respective counsel and representatives with respect to the subject matter covered hereby.
(b)    The severance payments to be made to the Executive hereunder are paid in lieu of any other salary or bonus payments from the Company or its affiliates to which Executive might otherwise be entitled upon Termination of Employment (irrespective of any term to the contrary contained in any other written or oral agreement, or under any plan, arrangement, or policy of the Company or any of its affiliates).
9.03    Amendments.  This Agreement may be changed, amended or modified only by a written instrument executed by both of the parties hereto.
9.04    Assignment and Binding Effect.
(a)    Neither this Agreement nor the rights or obligations hereunder shall be assignable by the Executive or the Company except that this Agreement shall be assignable to, binding upon and inure to the benefit of any successor of the Company, and any successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof'.
(b)    The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Agreement (including the obligation to cause any subsequent successor to also assume the obligations of this Agreement) unless such assumption occurs by operation of law.  Nothing in this Section 9.04 is intended, however, to require that a person or group referred to in Section 1.05(a) as being the beneficial owner of shares of stock of the Company assume the obligations under this Agreement as a result of such stock ownership.
9.05    No Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.
9.06    Rules of Construction.
(a)    This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of California.  Captions contained in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.
(b)    If any provision of this Agreement is held by a court to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
9.07    Notices.  Any notice required or permitted by this Agreement shall be in writing, delivered by hand, or sent by registered or certified mail, return receipt requested, or by recognized courier service (regularly providing proof of delivery), addressed to the Board and the Company, at the Company's then principal office, or to the Executive at the address set forth under the Executive's signature below, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing and deliver to the other party.  Notices shall be deemed given when received.
9.08    Tax Withholding.  All payments made pursuant to this Agreement are subject to all applicable tax withholdings.
9.09    Section 409A.  The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Internal Revenue Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, "Section 409A") such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him.  The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A.  In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided the Executive under this Agreement shall be subject to the provisions set forth below.
(a)    In the case of any amounts that are payable to the Executive under this Agreement, or under any other "nonqualified deferred compensation plan" (within the meaning of Section 409A) maintained by the Company in the form of  installment payments, (i) the Executive's right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii), and (ii) to the extent any such plan does not already so provide, it is hereby amended as of the date hereof to so provide, with respect to amounts payable to the Executive thereunder.
(b)    If the Executive is a "specified employee" within the meaning of Section 409A at the time of the Executive's "separation from service" within the meaning of  Section 409A, then any payment otherwise required to be made to him or her under this Agreement on account of the Executive's separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to (and not exempt from) Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive's separation from service, or (ii) if earlier, the date of the Executive's death (the "Delayed Payment Date").  On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive's estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.
(c)    To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Executive that may be reimbursed or paid under the terms of the Company's medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) the Executive's right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.
CALATLANTIC GROUP, INC		EXECUTIVE

By:
	Name: Larry T. Nicholson Title: President and Chief Executive Officer	Name: [EXECUTIVE]